UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       MILLSPAUGH,     RICHARD     L.

       6335 LEMONWOOD DRIVE
      COLORADO SPRINGS,     CO    80918
      USA
2. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     JUNE 2000
5. If Amendment, Date of Original (Month/Year)
      JULY 12, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       CHIEF FINANCIAL OFFICER
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common|6/8/00|S   | |700               |D  |$10.03/shar|                   |      |                           |
 Stock                     |      |    | |                  |   |e          |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/8/00|S   | |200               |D  |$9.375/shar|                   |      |                           |
 Stock                     |      |    | |                  |   |e          |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/8/00|S   | |1,100             |D  |$9.4375/sha|                   |      |                           |
 Stock                     |      |    | |                  |   |re         |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/9/00|S   | |170               |D  |$9.75/share|                   |      |                           |
 Stock                     |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/9/00|S   | |830               |D  |$9.125/shar|                   |      |                           |
 Stock                     |      |    | |                  |   |e          |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/21/0|M   | |10,000(a)         |A  |$2.88/share|                   |      |                           |
 Stock                     |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/21/0|F   | |3,972(a)          |D  |           |                   |      |                           |
 Stock                     |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/29/0|S   | |500               |D  |$7.00/share|                   |      |                           |
 Stock                     |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common|6/29/0|S   | |1,000             |D  |$6.75/share|12,061             |D     |                           |
 Stock                     |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Right to Buy (ISOP) |$2.88   |06/21|M   | |10,000     |D  |09/03|09/03|$.0001 Par V|10,000 |       |-0-         |D  |            |
                      |        |/00  |    | |           |   |/99  |/01  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
  Right to Buy (ISOP) |$5.62   |N/A  |    | |           |   |12/14|12/05|$.0001 Par V|3,203  |       |3,203       |D  |            |
                      |        |     |    | |           |   |/99  |/09  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
  Right to Buy (ISOP) |$5.62   |N/A  |    | |           |   |01/02|01/02|$.0001 Par V|100,000|       |100,000     |D  |            |
                      |        |     |    | |           |   |/00  |/10  |alue Common |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |Stock       |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment to Form 4 is filed to correct an error on the total number of securities held at the end of the month.
(a) The Reporting Person surrendered 3,972 shares as payment for the exercise of the option and received a net of 6,028 shares. The purchase of these shares bought on exercise of the "in-the-money derivative security" (ie., the option) was exempt under Rule 16b-6(b), and also was exempt as the exercise of an option granted in accordance with the approval requirements of Rule
16b-3(d)(1).
SIGNATURE OF REPORTING PERSON
  /s/   Richard L. Millspaugh
DATE
   August 8, 2000